Exhibit 99.1

On March 5, 2010, Ronald S. Lauder sold 150,000 shares of Class A Common Stock at an average sale price of $61.4646. The information regarding the shares sold that day at each price per share appears in the two columns below:

$61.330	   200
$61.340	 3,100
$61.350	   700
$61.353	 1,300
$61.360	 2,800
$61.370	 3,500
$61.380	 1,100
$61.390	 2,600
$61.400	19,090
$61.410	 7,010
$61.420	 6,291
$61.430	 2,455
$61.435	   100
$61.440	 1,700
$61.450	14,145
$61.460	 1,700
$61.470	 6,600
$61.480	 3,600
$61.490	 1,900
$61.495	   100
$61.500	43,076
$61.510	 6,533
$61.520	 7,900
$61.530	 3,100
$61.540	 4,100
$61.550	   600
$61.560	   300
$61.570	   400
$61.580	   400
$61.590	   100
$61.640	   100
$61.660	 2,600
$61.670	   800